Exhibit 99.1

Opower Announces First Quarter 2014 Financial Results

First quarter revenue of $28.6 million increases 50% year-over-year

ARLINGTON, Va.—May 14, 2014— Opower (NYSE: OPWR), a leading provider of cloud-based software for the utility industry, today announced its financial results for the first quarter ended March 31, 2014.

“We are pleased to report a strong start to 2014, with revenue up 50% from the first quarter of 2013,” said Daniel Yates, Chief Executive Officer of Opower. “Our strong revenue growth in the quarter was driven by new customer launches and expanding existing relationships. Utilities are increasingly turning to Opower to help them engage their customers and deliver reliable reductions in energy demand.”

Yates added, “We are still in the early days of addressing a multi-billion dollar opportunity to help utilities achieve their demand management objectives and improve their engagement capabilities. We are focused on investing in the expansion of our sales organization and technology leadership. We believe this strategy will further solidify Opower’s lead in this large, underpenetrated market, and enable us to drive increasing shareholder value over the longer-term.”

First Quarter 2014 Financial Highlights

Revenue

•	Revenue was $28.6 million, an increase of 50% from the comparable period in 2013.

Operating Income (Loss)

•	GAAP operating loss was $(7.3) million, compared to an operating loss of $(2.8) million in the comparable period in 2013.

•	Non-GAAP operating loss was $(5.7) million, compared to a non-GAAP operating loss of $(2.5) million in the comparable period in 2013.

Net Income (Loss)

•	GAAP net loss was $(7.0) million, compared to a net loss of $(2.7) million for the comparable period in 2013. GAAP net loss per share was $(0.32), based on 22.0 million weighted-average common shares outstanding, compared to a GAAP net loss per share of $(0.13) for the comparable period in 2013, based on 20.6 million weighted-average common shares outstanding.

•	Non-GAAP net loss was $(5.3) million, compared to a non-GAAP net loss of $(2.4) million in the comparable period in 2013. Non-GAAP net loss per diluted share was $(0.13), based on 41.2 million non-GAAP weighted-average common shares outstanding, compared to a non-GAAP net loss per diluted share of $(0.06) for the comparable period in 2013, based on 39.8 million non-GAAP weighted-average common shares outstanding.

Adjusted EBITDA

•	Adjusted EBITDA was a loss of $(4.3) million, compared to an adjusted EBITDA loss of $(1.8) million in the comparable period in 2013.

Balance Sheet

•	Cash and cash equivalents at March 31, 2014 totaled $25.5 million, compared with $28.8 million at the end of 2013. Cash balances at the end of the first quarter do not reflect net proceeds of approximately $122 million from our initial public offering, including the exercise of the underwriters’ overallotment option, all of which closed subsequent to the end of the first quarter.

Business Outlook

Opower is issuing guidance for the second quarter and full year 2014 as indicated below.

Second Quarter 2014:

•	Total revenue is expected to be in the range of $28.8 million to $29.2 million.

•	Adjusted EBITDA is expected to be a loss in the range of $(7.4) million to $(7.0) million.

Full Year 2014:

•	Total revenue is expected to be in the range of $116.5 million to $118.5 million.

•	Adjusted EBITDA is expected to be a loss in the range of $(30) million to $(28) million.

Conference Call Information

What:	Opower First Quarter 2014 Financial Results Conference Call
When:	Wednesday, May 14, 2014
Time:	5:00 p.m. ET
Live Call:	(877) 201-0168, domestic
(647) 788-4901, international
Conference ID # 29277712
Webcast:	http://investors.opower.com (live and replay)

The webcast will be archived on Opower’s website for three months.

About Opower

Working with more than 90 utility partners and serving more than 32 million consumers across eight countries, Opower is a leading provider of cloud-based software to the utility industry. Opower’s platform uses big data analytics and behavioral science to enable utilities to achieve energy outcomes, including energy efficiency, customer engagement and demand response. Founded in 2007 and listed on the NYSE under the symbol “OPWR”, Opower is headquartered in Arlington, Virginia, with offices in San Francisco, London, Singapore and Tokyo.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: Non-GAAP operating income, non-GAAP net loss, non-GAAP net loss per share, non-GAAP weighted-average common shares outstanding and adjusted EBITDA.

We define non-GAAP operating income, non-GAAP net loss and non-GAAP net loss per share as operating loss, net loss and net loss per share, respectively, excluding the impact of stock-based compensation. The weighted-average shares outstanding used to calculate non-GAAP net loss per share gives effect to the conversion of the preferred stock as of the beginning of each of the periods presented.

We define adjusted EBITDA as net loss adjusted to exclude our income tax provision, other income (expense), including interest, depreciation and amortization, and stock-based compensation.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Opower’s financial condition and results of operations. We use these non-GAAP measures for financial, operational and budgetary decision-making purposes, and to compare our performance to that of prior periods for trend analyses. We believe that these non-GAAP financial measures provide useful information regarding past financial performance and future prospects, and permit us to analyze more thoroughly key financial metrics used to make operational decisions. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other software companies, many of which disclose similar non-GAAP financial measures.

We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is their exclusion of significant income and expenses that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management on which income and expenses are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release, and not to rely on any single financial measure to evaluate our business.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our revenue, net income and profitability metrics for the company’s second quarter and full year 2014, and statements regarding our market position in our industry. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, unpredictable sales cycles and implementation times; changes to the regulatory landscape could alter our customers’ buying patterns; our ability to respond to evolving technological changes; our ability to retain and attract customers; the risk of technological developments and innovations by others; failure to manage growth and effectively scale the organization; failure to protect and enforce our intellectual property rights; assertions by third parties that we infringe their intellectual property rights; the risk of losing key employees; changes to current accounting rules; and general political or destabilizing events, including war, conflict or acts of terrorism. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our final prospectus for our initial public offering filed on April 4, 2014 and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

OPOWER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2013	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$28,819	$25,483
Accounts receivable, net	20,228	23,568
Prepaid expenses and other current assets	1,988	3,138

Total current assets	51,035	52,189

Property and equipment, net	10,813	11,491
Other assets	1,287	2,190

Total assets	$63,135	$65,870

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,163	$1,067
Accrued expenses	4,452	5,436
Deferred revenue	50,623	57,369
Accrued compensation and benefits	4,817	5,198
Other current liabilities	1,831	1,624

Total current liabilities	62,886	70,694

Deferred revenue	1,767	670
Notes payable	2,418	2,467
Other liabilities	2,327	2,217

Total liabilities	69,398	76,048

Stockholders deficit:
Convertible preferred stock
Series A preferred stock	1,466	1,466
Series B preferred stock	16,355	16,355
Series C preferred stock	49,872	49,872

Total convertible preferred stock	67,693	67,693

Common stock	—	—
Additional paid-in capital	9,407	12,618
Accumulated deficit	(83,243)	(90,223)
Accumulated other comprehensive loss	(120)	(266)

Total stockholders’ deficit	(6,263)	(10,178)

Total liabilities and stockholders’ deficit	$63,135	$65,870

OPOWER, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2013 (2)	2014

Revenue	$19,023	$28,573
Cost of revenue (1)	7,949	9,935

Gross profit	11,074	18,638

Operating expenses (1):
Sales and marketing	6,586	11,999
Research and development	5,733	10,754
General and administrative	1,573	3,218

Total operating expenses	13,892	25,971

Operating loss	(2,818)	(7,333)

Other income (expense):
Gain on foreign currency	125	295
Interest expense	(13)	(66)
Other, net	—	168

Loss before income taxes	(2,706)	(6,936)
Provision for income taxes	7	44

Net loss	$(2,713)	$(6,980)

Weighted-average common stock outstanding:
Basic and diluted	20,553	22,002

Net loss per share:
Basic and diluted	$(0.13)	$(0.32)

(1)	Stock-based compensation was allocated as follows:

	Three Months Ended March 31,
	2013(2)	2014
Cost of revenue	$28	$79
Sales and marketing	84	749
Research and development	178	297
General and administrative	22	537

Total stock-based compensation	$312	$1,662

(2)	During the first quarter of 2014, the Company updated its methodology for allocating certain general and administrative costs to more closely align these costs to the functional departments consuming the related services. As a result, certain prior period costs have been reclassified from general and administrative expenses to cost of revenue, sales and marketing expenses, and research and development expenses primarily based on the headcount in each of these functional areas. The reclassifications for the three months ended March 31, 2013 reduced general and administrative expenses by $0.8 million and increased cost of revenue, sales and marketing expenses, and research and development expenses by $0.1 million, $0.4 million and $0.3 million, respectively. These reclassifications had no effect on previously reported operating loss, net loss or cash flows.

OPOWER, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2013	2014

Operating Activities
Net loss	$(2,713)	$(6,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	723	1,347
Stock-based compensation expense	312	1,662
Non-cash interest expense	12	49
Asset impairment	—	82
Other	(19)	(34)

Changes in operating assets and liabilities:
Accounts receivable	(9,097)	(3,067)
Prepaid expenses and other current assets	(16)	(883)
Other assets	—	(166)
Accounts payable	641	(96)
Accrued expenses	38	506
Accrued compensation and benefits	(284)	375
Deferred revenue	9,986	5,298
Other liabilities	(177)	(226)

Net cash used in operating activities	(594)	(2,133)

Investing Activities
Additions to property and equipment	(1,534)	(2,038)

Net cash used in investing activities	(1,534)	(2,038)

Financing Activities
Proceeds from issuance of common stock	1,250	1,251
Issuance of notes payable	2,500	—
Payment of offering costs	—	(296)
Principal payments on capital lease obligations	—	(84)

Net cash provided by financing activities	3,750	871

Effect of exchange rate changes on cash and cash equivalents	(77)	(36)

Net increase (decrease) in cash and cash equivalents	1,545	(3,336)
Cash and cash equivalents, beginning of period	24,597	28,819

Cash and cash equivalents, end of period	$26,142	$25,483

OPOWER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2014
	(In thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(2,713)	$(6,980)
Provision for income taxes	7	44
Other (income) expense, including interest	(112)	(397)
Depreciation and amortization	723	1,347
Stock-based compensation	312	1,662

Adjusted EBITDA	$(1,783)	$(4,324)

Reconciliation of Cost of Revenue to Non-GAAP Cost of Revenue:
Cost of revenue	$7,949	$9,935
Less: Stock-based compensation	28	79

Non-GAAP cost of revenue	$7,921	$9,856

Reconciliation of Gross Margin to Non-GAAP Gross Margin:
Gross margin	58.2%	65.2%
Add back: Stock-based compensation	0.1%	0.3%

Non-GAAP gross margin	58.4%	65.5%

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses:
Operating expenses	$13,892	$25,971
Less: Stock-based compensation	284	1,583

Non-GAAP operating expenses	$13,608	$24,388

Reconciliation of Operating Loss to Non-GAAP Operating Loss:
Operating loss	$(2,818)	$(7,333)
Add back: Stock-based compensation	312	1,662

Non-GAAP operating loss	$(2,506)	$(5,671)

Reconciliation of Net Loss to Non-GAAP Net Loss:
Net loss	$(2,713)	$(6,980)
Add back: Stock-based compensation	312	1,662

Non-GAAP net loss	$(2,401)	$(5,318)

Shares Used in Computing Non-GAAP Per Share Amounts:
Weighted-average common stock outstanding, basic and diluted	20,553	22,002
Add: Additional weighted-average shares giving effect to the conversion of preferred stock as of the beginning of the period	19,247	19,247

Non-GAAP weighted-average common stock outstanding, basic and diluted	39,800	41,249

Non-GAAP net loss per common share	$(0.06)	$(0.13)

Contacts

Media Contact:

Opower

Carly Llewellyn

pr@opower.com

or

Investor Contact:

ICR

Garo Toomajanian, 571-483-5200

investor@opower.com

Source: Opower

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http://www.businesswire.com/news/home/20140513000000/en